Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Appointment of Thomas Endres to Chief Operating Officer

New York -- June 25, 2007 -- Xethanol Corporation (XNL), a renewable biofuels company, today announced that Thomas J. Endres has been appointed Chief Operating Officer of the company. Mr. Endres has served as Xethanol’s Executive Vice President, Operations since March 15, 2007 and will retain his title as Executive Vice President.

Mr. Endres commented: “I am honored the Board of Directors has expressed its confidence in me. I look forward to continuing to work with the Board and the senior management team and am excited about the company’s future in the alternate energy sector.”

Mr. Endres, age 50, joined Xethanol as Senior Vice President, Operations on September 7, 2006. Before joining the company, Mr. Endres served in the United States Army for 26 years, retiring with the rank of Lieutenant Colonel. From August 1997 until August 2006, he served as Director of Operations/Director of Cadet Activities at the United States Military Academy at West Point, from which he graduated in 1980. In this position, he was responsible for managing $2 billion in facilities, a $50 million budget and 356 employees. From November 1999 through April 2002, Mr. Endres also served as a member of the board of directors of the West Point Federal Credit Union, which managed over $55 million in funds.

David Ames, President and CEO of Xethanol, said: “Tom Endres has distinguished himself at Xethanol just as he did during his impressive military career in operations and management. Tom is a key asset to us at Xethanol as the company moves forward in renewable energy.”

Throughout his military career, Lt. Colonel Endres (Ret.) held various other operational posts from which he oversaw the management, logistics and implementation of physical and manpower assets. He was the Chief of Special Operations for the Aviation Management Office where he was responsible as Human Resources Officer for over 10,000 US Army pilots. He also served as operations officer for the 4th Aviation Battalion, 4th Infantry Division, overseeing training and operations of a 400-person unit with $1.2 billion in assets.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. The company is developing and executing a multi-pronged business strategy:

•	a technology strategy in which it works with leading scientists to license, acquire and commercialize innovative technologies in alternate energy;

•	a production strategy in which it owns and plans to develop ethanol and gasification plants; and

•
an investment strategy in which it owns and seeks to acquire majority or minority positions in alternative energy businesses that include Advanced Biomass Gasification Technologies, Inc., which holds patents and know-how related to lignin and biomass gasification, and H2Diesel Holdings, Inc., a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative biofuel.

For more information about Xethanol, please visit its website at http://www.xethanol.com.

For More Information Contact:

ICR
Kathleen Heaney
ir@xethanol.com
203-803-3585